Exhibit 3.1

Dean Heller                                      Telephone:  (775) 684-5708
Secretary of State                               Fax:  (775) 684-5725
                                                 Web site http://sos.state.nv.us
                                                 Filing fee:

                                 STATE OF NEVADA
                        OFFICE OF THE SECRETARY OF STATE
                            101 N. CARSON ST., STE. 3
                         CARSON CITY, NEVADA 89701-4786

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                         For Profit Nevada Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                             - Remit in Duplicate -

1.   Name of Corporation:   MCC TECHNOLOGIES, INC.

2.   The articles have been amended as follows (provide article numbers, if available):  I and IV

     Article I - The name of the corporation is:
                 DIVERSIFIED EQUITIES INTERNATIONAL CORPORATION.

     Article IV - Section 4.01  Number and Class of Capital Stock.  The total number of shares of authorized capital stock of the Corporation shall consist of one hundred million (100,000,000) shares of stock at $.001 par value. The authorized shares shall be divided into six (6) classes of stock, including five
(5) classes of Preferred stock, to be designated as Classes, "A", "B", "C", "D"
and "E" and one (1) class of Common stock. The number of shares within each class to be authorized will be as follows:

         65,000,000 shares of Common stock at $.001 par value
         10,000,000 shares of Class "A" Preferred stock at $.001 par value
         10,000,000 shares of Class "B" Preferred stock at $.001 par value
          5,000,000 shares of Class "C" Preferred stock at $.001 par value
          5,000,000 shares of Class "D" Preferred stock at $.001 par value
          5,000,000 shares of Class "E" Preferred stock at $.001 par value

The Stock may be issued from time to time without action by the stockholders.
The Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated
in the resolution or resolutions adopted by them.

     Section 4.02  No Preemptive Rights.  Holders of the Capital Stock of the
corporation shall not have any preference, preemptive right, or right of subscription to acquire additional shares of the corporation. Whether these shares be authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors may determine from time to time.

     Section 4.03  Non-Assessability of Shares. The Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, not for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of
Incorporation shall not be amended in this particular.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the care of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100%.

4.   Signatures:

/s/ Lael Todesco                                    /s/ Brian Hall
Lael Todesco                                        Brian Hall
President or Vice President                         Secretary or Asst. Secretary